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 FORM 3                                                                                                          OMB Approval
----------                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                    WASHINGTON D.C. 20549                                 OMB Number: 3235-0104
                                                                                                          Expires: December 31, 2001
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          hours per response ...0.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       --------------------------
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)    Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*|  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
Venevision Investments LLC              |     (Month/Day/Year)           | Univision Communications Inc. ("UNV")
                                        |                                |----------------------------------------------------------
                                        |      12/28/00                  | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. IRS  Identification         |
c/o Finser Corporation                  |    Number of Reporting         |     _______Director           ___X___ 10% Owner
550 Biltmore Way, Suite 900             |    Person, if an entity        |
----------------------------------------|    (voluntary)                 |     _______Officer (give     _______  Other (specify
               (Street)                 |                                |             title below)                      below)
Coral Gables    Florida         33134   |                                |
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(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of Original
                                        |                                |    (Month/Day/Year)
                                        |                                |
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                                        |                                | 7. Individual or Joint/Group
                                        |                                |    Filing (Check Applicable Line)
                                        |                                |  x Form Filed by One Reporting Person
                                        |                                |  _
                                        |                                |  _ Form Filed by More than One Reporting Person
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                                        |      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership       |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Form: Direct    |   Beneficial
                                                       |    (Instr. 4)                 |    (D) or Indirect |   Ownership
                                                       |                               |    (I) (Instr. 5)  |   (Instr. 5)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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FORM 3 (CONTINUED) TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities   | 4. Conver- | 5. Owner-   | 6. Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security   |    sion or |    ship     |    Indirect
                                 |     Expiration  |     (Instr. 4)                       |    Exercise|    Form of  |    Beneficial
                                 |     Date        |                                      |    Price of|    Deriv-   |    Ownership
                                 |     (Month/Day/ |                                      |    Deri-   |    ative    |    (Instr. 5)
                                 |     Year)       |                                      |    vative  |    Security:|
                                 |---------------------------------------------------------    Security|    Direct   |
                                 |Date    |Expira- |           Title           |Amount    |            |    (D) or   |
                                 |Exer-   |tion    |                           |or        |            |    Indirect |
                                 |cisable |Date    |                           |Number    |            |    (I)      |
                                 |        |        |                           |of        |            |  (Instr. 5) |
                                 |        |        |                           |Shares    |            |             |
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Class V Convertible Preferred    | Immed. | None   |   Class A Common Stock    |13,721,124|  1-for-1   |     D       |
Stock (1)                        |        |        |                           |          |            |             |
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Warrant (2)                      |  (2)   | None   |   Class A or Class V      |27,437,700| $0.032195  |     D       |
                                 |        |        |     Common Stock          |          |            |             |
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Explanation of Responses:

(1) PURSUANT TO AN INTERNAL REORGANIZATION AMONG A GROUP OF ENTITIES OWNED BY TRUSTS ESTABLISHED BY GUSTAVO A. CISNEROS ("GAC") AND RICARDO J. CISNEROS ("RJC"): (i) VENEVISION INTERNATIONAL LIMITED, A HOLDING COMPANY BENEFICIALLY OWNED BY GAC AND RJC, TRANSFERRED 13,109,684 SHARES OF CLASS V COMMON STOCK OF THE ISSUER ("CLASS V COMMON STOCK") AND 27,423,116 WARRANTS TO PURCHASE CLASS V COMMON STOCK ("WARRANTS") TO THE REPORTING PERSON; (ii) 9,484 SHARES OF CLASS V COMMON STOCK AND 14,584 WARRANTS HELD BY TISDALE INTERNATIONAL MANAGEMENT LTD., A HOLDING COMPANY BENEFICIALLY OWNED BY GAC AND RJC, WERE TRANSFERRED TO THE REPORTING PERSON; AND (iii) 601,956 SHARES OF CLASS V STOCK HELD BY DENNEVAR B.V., A HOLDING COMPANY BENEFICIALLY OWNED BY GAC AND RJC, TRANSFERRED TO THE REPORTING PERSON.

(2) EXERCISABLE IMMEDIATELY, TO THE EXTENT EXERCISE WOULD NOT VIOLATE THE COMMUNICATIONS ACT OF 1934.




                             /s/ Joan Jensen, Secretary         January 10, 2001
                              --------------------------------- ----------------
                              **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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